Exhibit 10.1
CONTRACT NOTE
RELATING TO
SHARES IN IGNIS ASA
This Contract Note is made on this _________ day of March 2011.
The undersigned, __________________ (the “Seller”), being the lawful and registered owner of ____________ shares (the “Shares”) in Ignis ASA, a Norwegian public limited company with organisation no. _________________ and its registered office at ____________________ (the “Company”), whose shares are listed on the Oslo Stock Exchange under ticker IGNIS;
hereby transfers and assigns the ownership of and title to the Shares to:
Finisar Corporation, Delaware corporation number 3090879, 1389 Moffett Park Drive, Sunnyvale, CA 94089, United States of America (the “Buyer”);
and the Buyer hereby accepts the transfer of ownership of the Shares.
As consideration for the purchase of the Shares, the Buyer shall pay to the Seller an amount of NOK 8 per Share (the “Purchase Price”) for an aggregate purchase price of NOK ___________________ (the “Total Purchase Price”).
The Seller unconditionally and irrevocably authorizes the Buyer, acting through its financial adviser SEB Enskilda, to reduce the number of Shares and reduce the Total Purchase Price correspondingly.
The sale and assignment of the Shares by Seller to Buyer, and Buyer’s purchase of the Shares and obligation to pay the Total Purchase Price, shall take effect as of the signing of this Contract Note by Buyer and Seller.
In the event that, subsequent to the date of this contract note but not later than 30 March 2011*, Buyer announces an offer for all of the outstanding shares of the Company, whether in the form of a voluntary offer or a mandatory offer under the Norwegian Securities Trading Act 2007 made necessary by the closing of the voluntary offer (the “Buyer Offer”), or any other entity makes an announced offer for all of the outstanding shares of the Company, whether in the form of a voluntary offer or a mandatory offer under the Norwegian Securities Trading Act 2007 (the “Counter Offer”), during the period in which the Buyer Offer is open, and, upon the completion of the Buyer Offer or any such offer by another entity, shares of Ignis ASA are transferred to the Buyer or other offeror against per share consideration with a higher value than the Purchase Price (the “Higher Purchase Price”), then the Buyer shall pay to the Seller an additional amount per Share equal to the difference between the Higher Purchase Price and the Purchase Price (the “Top-Up”).
In the case of a Counter Offer, the obligation to pay the Top-Up will only apply upon the person or entity making such offer becoming, on completion of the Counter Offer, the holder of more than 50.01

*	Certain contract notes contain a different date.

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per cent of all shares issued by the Company. The Top-Up shall become payable no later than 30 days following a written demand by the Seller. The demand by the Seller for the payment of the Top-Up must include documents or other evidence confirming the Higher Purchase Price and a calculation of the Top-Up.
As of the date hereof the Shares are deposited in the Seller’s VPS account No. _________________. The Seller hereby irrevocably instructs its settlement agent to transfer the Shares to a VPS account designated by the Buyer or its financial adviser SEB Enskilda AS.
This Contract Note shall be governed by the laws of Norway and the parties submit to the exclusive jurisdiction of the courts of Oslo, Norway in respect of any dispute arising in connection with this Contract Note.
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IN WITNESS WHEREOF the Seller and the Buyer have caused this Contract Note to be duly executed on the day and year first above written in two original copies:

For _________________ *	For Finisar Corporation:

By:
Name:
_________________		Title:

*	- Please attach a copy of a certificate of registration or other document showing who is authorised to sign (if applicable) and a copy of the identification document(s) of the person(s) who has (have) signed.

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